Registration Statement No. 333-275898 Filed pursuant to Rule 433

Dual Directional Trigger PLUS Based on the Performance of a Basket of Two Equity Indices due October 1, 2027

Dual Directional Trigger Performance Leveraged Upside Securities℠

Principal at Risk Securities

This document provides a summary of the terms of the Dual Directional Trigger PLUS (the “Trigger PLUS”). Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the Trigger PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Basket underliers:	The Russell 2000® Index (Bloomberg symbol: "RTY") and the S&P 500® Index (Bloomberg symbol: "SPX")
Basket Weighting:	The RTY Index will be given an initial weight of 75% and the SPX Index will be given an initial weight of 25%
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	October 18, 2024
Original issue date:	October 23, 2024
Valuation date:	September 28, 2027
Maturity date:	October 1, 2027
Payment at maturity:

You will receive on the maturity date a cash payment per Trigger PLUS determined as follows:

•    If the final basket value is greater than the initial basket value:

the lesser of (a) $1,000 + ($1,000 × leverage factor × basket return) and (b) maximum upside payment at maturity

•    If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value:

$1,000 + (-1 × $1,000 × basket return)

In this scenario, you will receive a positive return on the Trigger PLUS equal to the absolute value of the basket return, even though the basket return is negative. In no event will this return exceed 20%.

•    If the final basket value is less than the trigger value:

$1,000 + ($1,000 × basket return)

Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount. You will lose at least 20% and possibly all of the stated principal amount if the final basket value is less than the trigger value.

Maximum upside payment at maturity:	$1,296.00 per Trigger PLUS (129.60% of the stated principal amount)
Leverage factor:	200%
Trigger value:	80, which is 80% of the initial basket value
Basket return:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the trade date
Final basket value:	100 × [1 + (sum of, for each basket underlier, its basket underlier return times its basket underlier weighting)]
Basket underlier return:	With respect to each basket underlier, (final basket underlier level – initial basket underlier level level) / initial basket underlier level
Initial basket underlier value:	With respect to each basket underlier, the closing value of that basket underlier on the trade date
Final basket underlier value:	With respect to each basket underlier, the closing value of that basket underlier on the valuation date
CUSIP / ISIN:	78017GTY7 / US78017GTY79
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/ 000095010324014973/dp219397_424b2-mseln596.htm

The initial estimated value of the Trigger PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $912.12 and $962.12 per Trigger PLUS and will be less than the public offering price of the Trigger PLUS. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

HYPOTHETICAL PAYOUT AT MATURITY*
Basket Return	Payment at Maturity
50.00%	$1,296.00
40.00%	$1,296.00
30.00%	$1,296.00
20.00%	$1,296.00
14.80%	$1,296.00
10.00%	$1,200.00
5.00%	$1,100.00
0.00%	$1,000.00
-10.00%	$1,100.00
-20.00%	$1,200.00
-20.01%	$799.90
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

* All payments are subject to our credit risk

Basket Underliers

For more information about the basket underliers, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS. Some of the risks that apply to an investment in the Trigger PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the Trigger PLUS unless you understand and can bear the risks of investing in the Trigger PLUS.

Risks Relating to the Terms and Structure of the Trigger PLUS

▪	The Trigger PLUS do not pay interest or guarantee return of principal.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity.
▪	Your potential for a positive return from depreciation of the basket is limited.
▪	Your return on the Trigger PLUS may be lower than the return on a conventional debt security of comparable maturity.
▪	Payments on the Trigger PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Trigger PLUS.
▪	Changes in the value of one basket underlier may be offset by changes in the value of the other basket underlier.
▪	Any payment on the Trigger PLUS will be determined based on the closing values of the basket underliers on the dates specified.
▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Initial Estimated Value of the Trigger PLUS and the Secondary Market for the Trigger PLUS

▪	There may not be an active trading market for the Trigger PLUS; sales in the secondary market may result in significant losses.
▪	The initial estimated value of the Trigger PLUS will be less than the public offering price.
▪	The initial estimated value of the Trigger PLUS is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Trigger PLUS.
▪	Our and our affiliates’ business and trading activities may create conflicts of interest.
▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Basket Underliers

▪	You will not have any rights to the securities included in any basket underlier.
▪	The Trigger PLUS are subject to small-capitalization companies risk with respect to the RTY Index.
▪	Any payment on the Trigger PLUS may be postponed and adversely affected by the occurrence of a market disruption event.
▪	Adjustments to a basket underlier could adversely affect any payments on the Trigger PLUS.
▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.